Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Among

BERING EXPLORATION, INC.

BREITLING OIL AND GAS CORPORATION

and

BREITLING ROYALTIES CORPORATION

Dated December 9, 2013

TABLE OF CONTENTS

Page
Bill of Sale, Assignment and Assumption Agreement	Exhibit A
Non-Transfer Agreement-Existing Stockholders	Exhibit B
Resignation	Exhibit C
Personal Release	Exhibit D
Non-Transfer Agreement-Breitling	Exhibit E
Stockholder Release	Exhibit F

i

INDEX OF DEFINED TERMS

Term	Section
2013 Form 10-K	Section 3.7
Acquisition of Controlling Interest Statutes	Section 3.21
Agreement	Preamble
Ancillary Agreements	Section 2.2
Anti-Takeover Laws	Section 3.21
Assignment	Section 1.8(b)
Assignment and Assumption Agreement	Section 1.8(f)
Assumed Liabilities	Section 1.3
Audit	Section 2.7(f)
Breitling	Preamble
Breitling Benefit Plans	Section 2.9(a)
Breitling Disclosure Schedule	Section 2.1(a)
Breitling Employees	Section 2.9(c)
Breitling Employee Agreement	Section 2.9(a)
Breitling Financial Statements	Section 2.4
Breitling Indemnified Parties	Section 5.1
Breitling Material Adverse Effect	Section 2.1(c)
Breitling Material Contracts	Section 2.14(a)
Breitling Oil and Gas Leases	Section 2.14(a)
Breitling Severance Policy	Section 2.9(c)
Business	Section 1.1
Claims Deadline	Section 5.2
Closing	Section 1.8(a)
Closing Date	Section 1.8(a)
Code	Section 1.8(e)
Combinations with Interested Stockholders Statutes	Section 3.21
Common Shares	Recitals
Company	Preamble
Company Benefits Plans	Section 3.11(a)
Company Employee	Section 3.11(e)
Company Disclosure Schedule	Section 3.1(a)
Company Engagement Letters	Section 3.20
Company ERISA Affiliate	Section 3.11(a)
Company Material Adverse Effect	Section 3.1(c)
Company Material Contracts	Section 3.16(a)
Company Oil and Gas Leases	Section 3.16(a)
Company Retention Policy	Section 3.11(e)
Company SEC Reports	Section 3.5(a)
Contract	Section 1.1(e)
Copyrights	Section 1.1(f)
Customary Post-Closing Consents	Section 2.3(b)
Damages	Section 5.1
Determination Date	Section 5.5
Director Nominees	0
Documents	Section 1.1(g)
Enforceability Exception	Section 2.2
Environmental Laws	Section 2.10(a)
ERISA	Section 2.9(a)

Term	Section
Exchange Act	Section 2.3(b)
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
Exclusivity Arrangement	Section 2.14(a)(iii)
Expenses	Section 4.1(b)
Furniture and Equipment	Section 1.2(b)
GAAP	Section 2.4
GAAP Prepared	Section 2.4
Governmental Authority	Section 1.1(h)
Hazardous Substances	Section 2.10(b)
Hydrocarbon Purchase Agreement	Section 2.14(a)(xii)
Hydrocarbon Sales Agreement	Section 2.14(a)(xi)
Hydrocarbons	Section 1.1(a)
Indebtedness	Section 1.4(b)
Intellectual Property	Section 1.1(f)
knowledge of Breitling	Section 2.7(c)
knowledge of the Company	Section 3.9(c)
Lands	Section 1.1(a)
Legal Proceeding	Section 1.4(h)
Liability	Section 1.4(b)
Lien	Section 1.4(b)
Marks	Section 1.1(f)
Nonassignable Assets	Section 1.5(b)
NRS	Section 3.21
O&G	Preamble
Oil and Gas Contracts	Section 1.1(a)
Oil and Gas Equipment	Section 1.1(a)
Oil and Gas Interests	Section 1.1(a)
Oil and Gas Leases	Section 1.1(a)
Oil and Gas Records	Section 1.1(a)
Patents	Section 1.1(f)
PBGC	Section 3.11(b)
PCBs	Section 2.10(e)
Permits	Section 1.1(h)
Person	Section 2.1(c)
Purchased Contracts	Section 1.3(a)
Purchase Price	Section 1.6
Purchased Assets	Section 1.1
Real Property Lease	Section 1.1(d)
Related Person	Section 3.22
Release	Recitals
Resignation	Section 4.5
Royalties	Preamble
Rule 144	Section 3.5(b)
Sale	Section 1.1
Schedule 14f-1	0
SEC	Section 2.4
Securities	Section 2.16(a)
Securities Act	Section 2.3(b)
Stockholders	Section 5.1
Stock Consideration	Section 1.6

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Term	Section
Subsidiary	Section 2.1(c)
Surface Contracts	Section 1.1(a)
Tax Authority	Section 2.7(f)
Tax Returns	Section 2.7(f)
Taxes	Section 2.7(f)
to Breitling’s knowledge	Section 2.7(c)
Trade Secrets	Section 1.1(f)
Transactions	Section 1.8(a)
Transferred Employee	Section 6.1(a)
Transfer Agent	Section 3.5(d)
Transfer Taxes	Section 1.3(c)
WARN Act	Section 2.13(b)

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated December 9, 2013, is by and between Bering Exploration, Inc., a Nevada corporation (the “Company”), Breitling Oil and Gas Corporation, a Texas corporation (“O&G”), and Breitling Royalties Corporation, a Texas corporation (“Royalties” and, collectively with O&G, “Breitling”).

WHEREAS, pursuant to this Agreement, Breitling will sell all of its assets to the Company in exchange for common stock, par value $0.001 per share, of the Company (the “Common Shares”), and the assumption of all of Breitling’s liabilities;

WHEREAS, the board of directors of the Company deems it advisable and in the best interests of the Company and its stockholders that the transactions contemplated by this Agreement be consummated upon the terms and subject to the conditions set forth herein, and such board of directors has approved this Agreement;

WHEREAS, the board of directors of Breitling deems it advisable and in the best interests of Breitling and its stockholders that the transactions contemplated by this Agreement be consummated as contemplated by this Agreement, and such board of directors has approved this Agreement;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE PURCHASE AND SALE

Section 1.1 The Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall purchase, acquire and accept from Breitling (the “Sale”), and Breitling shall sell, transfer, assign, convey and deliver to the Company all right, title and interest in, to and under the Purchased Assets. The “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Breitling related to or used in Breitling’s business (the “Business”) (other than the Excluded Assets), wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Breitling, including each of the following assets:

(a) Breitling’s “Oil and Gas Interests,” defined as all right, title and interest in and to the following: (a) all oil and gas leases and mineral interests, including all leasehold estates, working interests, royalty interests, overriding royalty interests, net profits interests or similar interests (collectively, the “Oil and Gas Leases”) and the lands covered thereby or lands pooled or unitized therewith and all lands covered by such leases and interests (the “Lands”); (b) the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances (“Hydrocarbons”) under the Oil and Gas Leases and that may be produced and saved under or otherwise be allocated or attributed to the Oil and Gas Leases; (c) the oil, gas, water or injection wells located on the Lands, whether producing, shut-in or temporarily abandoned, including all of the personal property, equipment, fixtures and improvements used in connection therewith; (d) the unitization, pooling and communitization agreements, declarations, orders and the units created thereby relating to the properties and interests described in clauses (a) through (c) or to the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons, if any, attributable to said properties and interests; (e) all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use in connection with the operation of the interests described in clauses (a) through (d) or the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons attributable thereto, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads and other appurtenances, improvements and facilities (all of the foregoing, collectively “Oil and Gas Equipment”); (f) all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the interests described in clauses (a) through (e) (collectively, the “Surface Contracts”); (g) all existing contracts and effective sales, futures, hedge, swap, collar, put, call, floor, cap, option or other contracts, purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, in each case insofar as they directly relate to the properties and interests described in clauses (a) through (f) (collectively, the “Oil and Gas Contracts”); and (h) originals, to the extent available, or copies of all the files, records, and data relating to the items described in clauses (a) through (g) above, which records shall include, without limitation: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating to the Business; correspondence; electronic data files (if any); maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; appraisals and accounting and Tax records (collectively, the “Oil and Gas Records”);

(b) all accounts receivable of Breitling;

(c) all inventory and supplies used or intended to be used in connection with the Business, including office supplies, packaging and related materials;

(d) all rights of Breitling under each parcel of real property and interests in real property leased by Breitling other than the Oil and Gas Leases (“Real Property Lease”), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(e) each contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral (“Contract”) not included in (a) above;

(f) all right, title and interest in or relating to Breitling’s intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets and other proprietary confidential information (“Trade Secrets”); and (v) Contracts granting any right relating to or under the foregoing (collectively, “Intellectual Property”);

(g) all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business, in each case whether or not in electronic form (“Documents”);

(h) all approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental authority (“Governmental Authority”), and applications therefor and renewals thereof (“Permits”) used by Breitling and all rights, and incidents of interest therein;

(i) all rights of Breitling under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with former employees, employees and agents of Breitling or with third parties;

(j) all rights of Breitling under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors;

(k) all insurance policies, and third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds;

(l) all claims, counterclaims, causes of action, rights or recourse of Breitling against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent;

(m) all of the outstanding equity interests in Breitling Energy Companies, Inc., a Texas corporation (“Energy”);

(n) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Intellectual Property.

Breitling and the Company recognize that Breitling owns “of record” Oil and Gas Interests that are beneficially owned by clients of Breitling and that, in connection with the Transaction, record ownership, but not beneficial ownership, of those Oil and Gas Interests will be transferred to the Company. Nothing in this transfer of record ownership is intended to diminish or enhance the obligations of those clients under the Contracts for any liabilities that may have arisen with respect to their beneficial ownership of those Oil and Gas Interests prior to the date hereof. Following the date hereof, either Breitling or the Company may seek all possible remedies to enforce such clients’ obligations under such Contracts to the extent that those liabilities arose out of actions occurring prior to the date hereof, but only the Company may seek all possible remedies to enforce such clients’ obligations for liabilities that arise after the date of this Agreement.

Section 1.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Company, and Breitling shall retain all right, title and interest to, in and under the Excluded Assets. The “Excluded Assets” shall mean each of the following assets:

(a) all minute books, organizational documents, stock registers and such other books and records of Breitling as they pertain to the ownership, organization or existence of Breitling and duplicate copies of such records as are necessary to enable Breitling to file tax returns and reports; and

(b) all tangible personal property used or intended to be used in connection with the Business, including all furniture, fixtures, furnishings, machinery, tools, tooling, equipment, vehicles, rolling stock, leasehold improvements, supplies and other tangible personal property of every kind owned, leased or used by Breitling in the conduct of the Business (wherever located, including customer locations), including all artwork, hardware and telephone lines and numbers, together with any maintenance records and other documents relating thereto, other than the Oil and Gas Equipment (the “Furniture and Equipment”);

(c) all cash and bank deposits as reflected in bank statements, money market account balances, and certificates of deposit, all deposit accounts or safe deposit boxes with a bank or other institution, cash deposits (including customer deposits and security for rent, electricity, telephone or otherwise), claims for refunds, prepaid charges and expenses, including any prepaid rent, rights of offset in respect thereof and all retentions or holdbacks of Breitling, in each case to the extent that such amounts exceed $5,000,000 in the aggregate;

(d) Lease with 1910 Pacific, LP dated July 11, 2012, regarding the office space at 1910 Pacific Avenue, 7th Floor, Dallas, Texas 75201; and

(e) Any consulting contract or agreement with Breitling’s independent contractors.

Section 1.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall assume, effective as of the Closing, only the following liabilities of Breitling (collectively, the “Assumed Liabilities”):

(a) all duties and obligations of Breitling under the Contracts included in the Purchased Assets (“Purchased Contracts”) that arise out of or relate to the period from and after the Closing Date;

(b) all real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date;

(c) any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the Transactions (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable law;

(d) all trade accounts payable of Breitling incurred in the ordinary course of business; and

(e) all of the fees and expenses of Breitling payable in connection with the Transactions.

Section 1.4 Excluded Liabilities. Notwithstanding any provision herein to the contrary, the Company shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any Excluded Liabilities. Breitling shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Breitling arising out of, relating to or otherwise in respect of the Business on or before the Closing Date other than the Assumed Liabilities, including but not limited to, the following:

(a) Any debt (including Indebtedness), loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation) (“Liability”) of Breitling for, arising from or relating to any and all Taxes of Breitling, except for Taxes included in the Assumed Liabilities;

(b) Any Liability of Breitling under, arising from or relating to any Indebtedness of any Person (“Indebtedness” of any Person means (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business, other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind (collectively, “Lien”) on any property or asset of such Person (whether or not such obligation is assumed by such Person));

(c) Any Liability of Breitling (including indemnification and other contingent obligations) arising from or relating to acts, events or omissions by any Person or circumstances or conditions existing at or prior to the Closing Date;

(d) Any Liability of Breitling arising out of any violation by Breitling of, or default by Breitling under, any law prior to the Closing Date, or any remedial obligation under any law;

(e) Any Liability of Breitling to any employee, agent, officer, director, consultant, contractor or other Person as to any (i) salary, bonus, commission, overtime, severance or other termination pay or benefits or other compensation, (ii) benefits arising out of or in connection with any Breitling Benefit Plan, including but not limited to, liabilities or obligations for medical, dental, vision, travel, accident, accidental death or dismemberment and life insurance expenses and employee post-retirement life insurance or health care benefits (irrespective of the time at which claims are presented) or (iii) any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation, workers’ compensation or any other claim relating to the terms and conditions of employment that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing Date;

(f) all Liabilities (including those arising under Environmental Law), to the extent arising out of or otherwise related to (i) the ownership or operation by Breitling of (A) the Purchased Assets on or prior to the Closing Date (including any noncompliance with Environmental Laws) or (B) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Breitling, (ii) any Release or continuing Release (if first existing as of or first occurring prior to the Closing) of any Hazardous Material, regardless of by whom, or (iii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Breitling prior to and through the Closing Date;

(g) all Liabilities for Breitling’s performance of the Purchased Contracts prior to the Closing Date and Liabilities in respect of any breach by or default of Breitling accruing under such Purchased Contracts with respect to, or relating to, any period prior to the Closing Date, or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date;

(h) all Liabilities in respect of any pending or threatened judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Authority (“Legal Proceeding”), or any claim arising out of, relating to or otherwise in respect of (i) the Business accruing with respect to, or relating to, any period prior to the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date, or (ii) any Excluded Asset;

(i) any Liability arising from or related to any event, condition, circumstance, activity, practice, incident, action, omission, negligence, fault or plan initially existing or occurring (or alleged to have occurred) prior to the Closing relating to or involving in any way Breitling or the Business, including any pending or threatened (at any time prior to Closing) Legal Proceeding involving Breitling or the Business and relating to any such event, condition, circumstance, activity, practice, incident, action, omission or plan (whether or not any such event, condition, circumstance, act, practice, incident, action, omission, negligence, fault, plan or Legal Proceeding has been disclosed on any disclosure schedule or otherwise to the Company).

Section 1.5 Further Conveyance and Assumptions; Consents of Third Parties.

(a) From time to time following the Closing, Breitling and the Company shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Company and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Company under this Agreement and the Ancillary Agreements and to assure fully to Breitling its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Company under this Agreement and the Ancillary Agreements, and to otherwise make effective the Transactions.

(b) Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by law is nonassignable without the consent of a Person or is cancelable by a Person in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Breitling shall use its best efforts to cooperate with the Company at its request in endeavoring to obtain such consents promptly. In the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Breitling in trust for the Company and the covenants and obligations thereunder shall be performed by the

Company in Breitling’s name and all benefits and obligations existing thereunder shall be for the Company’s account. Breitling shall take or cause to be taken at Breitling’s expense such actions in its name or otherwise as the Company may reasonably request so as to provide the Company with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Breitling shall promptly pay over to the Company all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Breitling authorizes the Company, to perform all the obligations and receive all the benefits of Breitling under the Nonassignable Assets and appoints the Company its attorney-in-fact to act in its name on its behalf with respect thereto.

Section 1.6 Purchase Price. The purchase price for the Purchased Assets will be 461,863,084 fully paid and nonassessable Common Shares (the “Stock Consideration”) and the assumption of the Assumed Liabilities set forth in Section 1.3 (collectively, the “Purchase Price”). The Stock Consideration will be allocated 92,372,617 Common Shares to O&G and 369,490,467 Common Shares to Royalties.

Section 1.7 Stock Options; Restricted Stock. All outstanding unvested Common Share awards, Common Shares or phantom share awards outstanding under the Company’s compensation plans have vested.

Section 1.8 Closing.

(a) The closing (the “Closing”) of the Sale and the other transactions contemplated by this Agreement (collectively, the “Transactions”) shall take place immediately upon the execution of this Agreement and the simultaneous delivery of the closing deliveries set forth below (the “Closing Date”), at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Houston, Texas 77010. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(b) Breitling and the Company shall execute, acknowledge and deliver to the Company (i) an Assignment, Bill of Sale and Conveyance of the Purchased Assets substantially in the form of Exhibit A (the “Assignment”) with a special warranty of title by, through and under Breitling but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of the Purchased Assets which are conveyed “as is, where is,” (ii) Breitling shall agree to deliver all required change of operator forms and notices and (iii) such other assignments, bills of sale, certificates of title or deeds necessary to transfer the Purchased Assets to the Company including, without limitation, federal and state forms of assignment;

(c) The Company shall cause shares representing the Stock Consideration to be issued to Breitling;

(d) Breitling shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Purchased Assets and directing all purchasers of production to make payment to the Company of proceeds attributable to production from the Purchased Assets;

(e) Breitling shall execute and deliver to the Company an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);

(f) The Company shall deliver a Non-Transfer Agreement in the Form of Exhibit B executed by each of the stockholders of the Company listed on Section 1.8(f) of the Company’s Disclosure Schedule;

(g) The Company shall have delivered Resignations in the Form of Exhibit C for each officer and director of the Company and its subsidiaries (subject to Section 4.5) and shall have appointed the persons listed on Section 1.8(g) of the Breitling Disclosure Schedule as the officers of the Company and its subsidiaries;

(h) Each executive officer and director of the Company shall execute and deliver to Breitling a Termination Agreement and Release in the form attached hereto as Exhibit D;

(i) Breitling shall deliver a Non-Transfer Agreement in the Form of Exhibit E executed by Breitling;

(j) Each stockholder of the Company executing a Non-Transfer Agreement shall also execute and deliver to Breitling a Release in the form attached hereto as Exhibit F;

(k) Breitling shall have acquired all of the outstanding equity interests in Energy, and Royalties shall have transferred all of its interests in Breitling Royalty Funds, LLC, a Texas limited liability company, and Breitling Energy Advisors, LLC, a Texas limited liability company, to Energy;

(l) Breitling shall have received evidence that all of the Company’s convertible debt outstanding has been converted into Common Shares;

(m) Breitling shall have received evidence from the Company’s transfer agent that, following the conversion of the Company’s convertible debt, that the number of fully diluted Common Shares is 37,928,208, which shall include the return to the Company for cancellation of 10,016,200 Common Shares issued to Mr. Ivins and 5,500,000 Common Shares issued to Mr. Plumb.

(n) The Company shall deliver to Breitling an agreement rescinding all of the agreements contained in the Global Release and Indemnification Agreement by and among the Company, Kevan Casey, Far East Strategies, LLC and Jinsun, LLC dated March 27, 2013; and

(o) Breitling and the Company shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BREITLING

Breitling represents and warrants to the Company as follows:

Section 2.1 Organization and Qualification.

(a) Each of O&G and Royalties is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 2.1(a) of the disclosure letter delivered by Breitling to the Company contemporaneously with the execution hereof (the “Breitling Disclosure Schedule”), which includes each jurisdiction in which the character of O&G’s or Royalties’ properties or the nature of its Business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Breitling Material Adverse Effect. Each of O&G and Royalties has all requisite corporate power and authority to own, use or lease its properties and to carry on its Business as it is now being conducted. Breitling has made available to the Company a complete and correct copy of all of O&G’s and Royalties’ organizational documents, each as amended to date, and Breitling’s organizational documents as made available are in full force and effect. Neither O&G or Royalties is in default in any respect in the performance, observation or fulfillment of any provision of its organizational documents.

(b) Except as set forth on Section 2.1(b) of the Breitling Disclosure Schedules, neither O&G or Royalties has any Subsidiaries or beneficially owns or controls, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For purposes of this Agreement, (i) a “Breitling Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, Business, assets, properties or results of operations of Breitling; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Breitling Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, (B) changes in the market price or futures price of oil or natural gas, (C) (1) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (2) the announcement of this Agreement, (3) the pendency of the consummation of the Transactions, or (4) any Legal Proceeding arising out of or in connection with this Agreement or the Transactions, (D) compliance with the terms of this Agreement, (E) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (F) actions or inactions specifically permitted by a prior written waiver by the Company of performance by Breitling of any of its obligations under this Agreement, (G) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (H) the termination after the date of this Agreement of any employee’s or independent contractor’s employment by, or independent contractor relationship with, Breitling, or any notice thereof, other than as a result of any breach by Breitling of the terms of this Agreement, (I) (1)

the taking of any action outside the ordinary course of business required by this Agreement or (2) the failure to take any action prohibited by this Agreement, (J) the failure of Breitling to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 2.3(b) of the Breitling Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (K) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, and the consummation of the Transactions, including, as a result of Breitling’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement, provided that if any of the foregoing clauses (A) through (K) constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in the foregoing clauses (F), (I) or (K)) may be taken into account in the determination of a Breitling Material Adverse Effect; and (ii) “Subsidiary” means, with respect to any natural person corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization (a “Person”), of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

Section 2.2 Authority. Each of O&G and Royalties has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements hereto to either of them is or will be a party (the “Ancillary Agreements”) and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which O&G or Royalties is or will be a party and the consummation of the Transactions have been duly and validly authorized by each such party’s board of directors and stockholders, and no other corporate proceedings on the part of either such party are necessary to authorize this Agreement and the Ancillary Agreements to which such party is or will be a party or to consummate the Transactions. This Agreement has been, and the Ancillary Agreements to which O&G or Royalties is or will be a party are, or upon execution will be, duly and validly executed and delivered by O&G and Royalties and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of O&G and Royalties enforceable against O&G and Royalties in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

Section 2.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the performance by Breitling of its obligations hereunder and thereunder will not:

(a) conflict with any provision of O&G’s or Royalties’s organizational documents;

(b) except as set forth in Section 2.3(b) of the Breitling Disclosure Schedule, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Closing in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”), or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (A) result in a Breitling Material Adverse Effect, (B) materially impair the ability of Breitling to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 2.3(c) of the Breitling Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Breitling is a party or by which Breitling or any of its properties or assets may be bound, except for such violations, breaches, defaults or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Breitling Material Adverse Effect, (ii) materially impair the ability of Breitling to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) except as set forth in Section 2.3(d) of the Breitling Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Breitling;

(e) except as set forth in Section 2.3(e) of the Breitling Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or material properties or assets of Breitling under any agreement or instrument to which Breitling is a party or by which Breitling or any of its properties or assets is bound; or

(f) result in any holder of any securities of Breitling being entitled to appraisal, dissenters’ or similar rights.

Section 2.4 Financial Statements. The financial statements of Breitling listed in Section 2.4 of the Breitling Disclosure Schedule (the “Breitling Financial Statements”), a copy of each of which previously has been provided to the Company, are, except as set forth in Section 2.4 of the Breitling Disclosure Schedule, GAAP Prepared. For purposes of this Agreement, “GAAP Prepared” means that such financial statements have been prepared from, and are in accordance with, the books and records of the applicable Person to which such financial statements relate, comply in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the Securities and Exchange Commission (“SEC”) with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (subject, in the case of interim financial statements, to normal year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the applicable Person to which such financial statements relate, as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of such applicable Person, for the periods presented therein (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 2.5 Absence of Undisclosed Liabilities; Operations and Assets of Certain Breitling. As of the date hereof, Breitling does not have any liabilities or obligations of any nature (contingent or otherwise) except (a) as set forth in Section 2.5 of the Breitling Disclosure Schedule, (b) as reflected or reserved against in the balance sheets (or the notes thereto) as of December 31, 2012, included in the Breitling Financial Statements, (c) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2012, (d) liabilities that would not have a Breitling Material Adverse Effect, (e) liabilities not required by GAAP to be reflected on a balance sheet of Breitling or the notes thereto and (f) liabilities under this Agreement.

Section 2.6 Absence of Certain Changes. Except as set forth in Section 2.6 of the Breitling Disclosure Schedule or as contemplated by this Agreement, since December 31, 2012, (a) Breitling has conducted its Business in all material respects only in the ordinary course of business consistent with past practices, (b) through the date of this Agreement, there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Breitling Material Adverse Effect, and (c) there has not been any change in any method of accounting or accounting practice by Breitling, except for any such change required because of a concurrent change in GAAP.

Section 2.7 Taxes. Except as otherwise disclosed in Section 2.7 of the Breitling Disclosure Schedule and for matters that would not have a Breitling Material Adverse Effect:

(a) Breitling has timely filed (or has had timely filed on its behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status or other matters of Breitling or any other information required to be shown thereon. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b) Breitling has paid (or has paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date. Breitling has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) No Audit by a Tax Authority is pending as of the date of this Agreement or, to the knowledge of Breitling, threatened as of the date of this Agreement, with respect to any Tax Returns filed by, or Taxes due from, Breitling. To the knowledge of Breitling, no issue has been raised by any Tax Authority in any Audit of Breitling that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been, proposed, asserted, assessed or, to the knowledge of Breitling, threatened as of the date of this Agreement, against Breitling. There are no liens for Taxes upon the assets of Breitling, except liens for current Taxes not yet delinquent. For purposes of this Agreement, phrases such as “knowledge of Breitling,” “to Breitling’s knowledge” and similar terms mean, with respect to a particular representation and warranty made by Breitling, the current knowledge of the individuals set forth opposite Breitling’s name in Section 2.7(c) of the Breitling Disclosure Schedule

(d) Breitling has not given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, Breitling has disclosed and provided or made available true and complete copies to the Company of all material Tax sharing, Tax indemnity, or similar agreements to which Breitling is a party, is bound by or has any obligation or liability for Taxes.

(f) In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority or proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic, state, local or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(g) Breitling has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h) Breitling has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(i) Breitling does not have a liability for Taxes of any Person (other than Breitling) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) Breitling has not distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(k) Breitling has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1. Breitling has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(l) The Parties hereby express their desire and intent that the transaction qualify under Section 351 of the Code.

Section 2.8 Litigation. Except as disclosed in Section 2.8 of the Breitling Disclosure Schedule, as of the date of this Agreement there is no Legal Proceeding pending or, to Breitling’s knowledge, threatened against or directly affecting Breitling or any of the directors of Breitling in their capacity as such, nor, to Breitling’s knowledge, is there any reasonable basis for any such Legal Proceeding that would have a Breitling Material Adverse Effect, if adversely determined. Neither Breitling nor any officer, director or employee of Breitling has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the Business, assets or properties of Breitling nor, to the knowledge of Breitling, is Breitling or any officer, director or employee of Breitling in their capacity as such under investigation by any Governmental Authority. Except as disclosed in Section 2.8 of the Breitling Disclosure Schedule, as of the date of this Agreement there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Breitling to take any action of any kind with respect to its Business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 2.8 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.10.

Section 2.9 Employee Benefit Plans; ERISA.

(a) There have been no individual or group employee or consultant benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored, maintained or contributed to by Breitling within six years prior to the Closing (“Breitling Benefit Plans”). There are no individual employment, consulting, severance or similar agreement with respect to which Breitling has any current or future obligation or liability (“Breitling Employee Agreement”).

(b) Except as set forth in Section 2.9(b) of the Breitling Disclosure Schedule, no present or former employees of Breitling are covered by any Breitling Employee Agreements or plans that provide or will provide severance pay, change of control payments, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Breitling under Sections 4999 and 280G of the Code, respectively.

(c) Attached as Section 2.9(c) of the Breitling Disclosure Schedule is a current list of Breitling’s employees (the “Breitling Employees”), a copy of Breitling’s severance policy (the “Breitling Severance Policy”), a severance package table which lists the maximum amount of all cash amounts as of December 31, 2012 that may be paid to such Breitling Employees, and a list of Breitling Employees with written employment agreements, written letter agreements, agreements covered by resolution of Breitling’s board of directors addressing specific employees, or other agreements set forth in Section 2.9(a)(2) of the Breitling Disclosure Schedule.

Section 2.10 Environmental Liability. Except as set forth in Section 2.10 of the Breitling Disclosure Schedule or as would not result in a Breitling Material Adverse Effect:

(a) The Business has been and is operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Breitling has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Breitling’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Breitling except in material compliance with all Environmental Laws.

(c) As of the date of this Agreement, Breitling has not received any written notice from any Governmental Authority or third party or, to the knowledge of Breitling, any other communication alleging or concerning any material violation by Breitling of, or responsibility or liability of Breitling under, any Environmental Law. As of the date of this Agreement, there are no pending or, to the knowledge of Breitling, threatened, Legal

Proceedings with respect to the businesses or operations of Breitling alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Breitling have any knowledge of any fact or condition that could give rise to such a Legal Proceeding.

(d) Breitling has obtained and is in compliance in all material respects with all material Permits under all Environmental Laws required for the operation of the Business as currently conducted; as of the date of this Agreement, there are no pending or, to the knowledge of Breitling, threatened actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and as of the date of this Agreement, Breitling does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits.

(e) Without in any way limiting the generality of the foregoing, as of the date of this Agreement: (i) to Breitling’s knowledge, all offsite locations where Breitling has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Breitling except in material compliance with Environmental Laws.

(f) As of the date of this Agreement, no claims have been asserted or, to Breitling’s knowledge, threatened to be asserted against Breitling for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Breitling.

Section 2.11 Compliance with Applicable Laws.

(a) Breitling holds all material Permits necessary for the lawful conduct of its Business, as now conducted, and such Business is not being, and Breitling has not received any notice as of the date of this Agreement from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Breitling Material Adverse Effect; provided, however, no representation or warranty in this Section 2.11 is made with respect to Taxes, which are covered exclusively in Section 2.7, Employee Benefit Plans or ERISA matters, which are covered exclusively in Section 2.9, Environmental Laws, which are covered exclusively in Section 2.10, or labor matters or employee matters, which are covered exclusively in Section 2.13.

(b) Neither Breitling nor, to the knowledge of Breitling, any director, officer, agent, employee or other Person acting on behalf of Breitling, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 2.12 Insurance. Section 2.12 of the Breitling Disclosure Schedule lists each insurance policy of Breitling currently in effect. Breitling has made available to the Company a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, neither Breitling nor, to such Breitling’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Breitling does not have any knowledge of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Breitling Material Adverse Effect. Section 2.12 of the Breitling Disclosure Schedule describes any self-insurance arrangements affecting Breitling. To Breitling’s knowledge, the insurance policies listed in Section 2.12 of the Breitling Disclosure Schedule include all policies which are required in connection with the operation of the Business as currently conducted by applicable laws and all agreements relating to Breitling. There is no material claim by Breitling pending as of the date of this Agreement under Breitling’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 2.13 Labor Matters; Employees.

(a) Except as set forth in Section 2.13 of the Breitling Disclosure Schedule, (i) as of the date of this Agreement, there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Breitling, threatened against or affecting Breitling and, during the past five years, there has not been any such action, (ii) Breitling is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Breitling, (iii) none of the employees of Breitling are represented by any labor organization and Breitling does not have any knowledge of any current union organizing activities among the employees of Breitling, (iv) Breitling has at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) as of the date of this Agreement, there is no unfair labor practice charge or complaint against Breitling pending or, to the knowledge of Breitling, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) as of the date of this Agreement, there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Breitling, (vii) as of the date of this Agreement, neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Breitling, and (viii) as of the date of this Agreement, there is no employee or governmental claim or investigation relating to Breitling, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), Breitling has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Breitling, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Breitling, nor has Breitling been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would have a Breitling Material Adverse Effect.

Section 2.14 Material Contracts.

(a) Except as set forth in Section 2.14(a) of the Breitling Disclosure Schedule, Breitling is not a party to or bound by or otherwise subject to any oral or written contract, lease, indenture, agreement, arrangement or understanding of the following nature, excluding any Oil and Gas Lease or Surface Contract, except as follows (“Breitling Material Contracts”):

(i) of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Breitling, taken as a whole, which would go effective as of the date of this Agreement;

(ii) evidencing or related to indebtedness for borrowed money, whether directly or indirectly;

(iii) containing any provision or covenant (A) limiting the ability of Breitling to (1) sell any products or services of any other Person, (2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (B) limiting the ability of any Person to compete with or to provide products or services to Breitling (collectively, “Exclusivity Arrangements”);

(iv) that contains a “change in control” or similar provision pursuant to which the execution and delivery of this Agreement or the consummation of the Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(v) providing for the disposition of any significant portion of the assets or Business (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the ordinary course of business);

(vi) concerning a partnership or joint venture;

(vii) any employment, change of control, severance, retention, consulting or similar plan, policy or agreement;

(viii) containing covenants purporting to limit the freedom of Breitling to hire an individual or group of individuals;

(ix) providing for “earn outs,” or other contingent payments by Breitling;

(x) providing rights of indemnification in favor of a director, officer or manager of Breitling;

(xi) any Oil and Gas Contract that is currently in effect and under which Breitling is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of six months or less, and which provide for a price not less than the market value price that would be received pursuant to an arms-length contract for the same term with an unaffiliated third party purchaser) (a “Hydrocarbon Sales Agreement”);

(xii) any Oil and Gas Contract that is currently in effect and under which Breitling is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable by Breitling which is a party thereto without penalty on 30 days’ notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken) (a “Hydrocarbon Purchase Agreement”); or

(xiii) not entered into in the ordinary course of business in which the amount involved is in excess of $1,000,000.

(b) All Breitling Material Contracts are the valid and legally binding obligations of Breitling and, to the knowledge of Breitling, each of the other parties thereto and are enforceable in accordance with their respective terms subject to the Enforceability Exception. Breitling is not in material breach or default with respect to, and to the knowledge of Breitling, no other party to any Breitling Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise. Neither Breitling nor, as of the date of this Agreement, any other party to any Breitling Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. Except as set forth in Section 2.14(b) of the Breitling Disclosure Schedule, no Breitling Material Contract contains any provision that prevents Breitling from owning, managing and operating the Oil and Gas Interests owned by it in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 2.14(c) of the Breitling Disclosure Schedule, (i) there are no outstanding calls for payments in excess of $250,000 that are due from Breitling or that Breitling is committed to make that have not been made; (ii) there are no material operations with respect to the Oil and Gas Interests which Breitling has become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 2.14(d) of the Breitling Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Breitling which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Breitling are limited by terms fixed by a certain number of years (other than primary terms under Oil and Gas Leases of Breitling and as may otherwise be provided by applicable law).

Section 2.15 Required Stockholder Vote. No vote of the holders of any class or series of equity of Breitling is necessary to consummate the Transactions which vote has not been obtained prior to the date of this Agreement.

Section 2.16 Compliance with Securities Laws.

(a) The Common Shares (collectively, the “Securities”) being acquired by Breitling are being acquired for Breitling’s own account, not as a nominee or agent, and Breitling does not have a present intention of selling or granting any participation in or otherwise distributing the Securities in any transaction in violation of the securities laws of the United States of America or any state, without prejudice, however, to Breitling’s right at all times to sell or otherwise dispose of all or any part of the Securities under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder. Breitling understands and agrees that if it should in the future decide to dispose of any of the Securities, Breitling may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered.

(b) Breitling (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities.

(c) It is understood that any certificates evidencing the Securities will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended, or any state securities law. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act and any such state securities laws or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act and state securities laws.”

Section 2.17 Intellectual Property. Breitling owns, or is licensed or otherwise has the right to use, all Intellectual Property currently used in the conduct of its Business, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Breitling Material Adverse Effect. As of the date of this Agreement, no Person has notified Breitling in writing, and Breitling does not have any knowledge, that its use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Breitling that would have a Breitling Material Adverse Effect, and, to

Breitling’s knowledge, no Person is infringing on any right of Breitling with respect to any such Intellectual Property. As of the date of this Agreement, no claims are pending or, to Breitling’s knowledge, threatened that Breitling is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

Section 2.18 Hedging. Section 2.18 of the Breitling Disclosure Schedule sets forth for the periods shown the obligations of Breitling as of the date hereof for the delivery of Hydrocarbons attributable to any of the properties of Breitling in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 2.18 of the Breitling Disclosure Schedule, as of the date hereof, Breitling is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 2.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Breitling in connection with the Transactions based upon arrangements made by and on behalf of Breitling.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Breitling as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 3.1(a) of the disclosure letter delivered by the Company to Breitling contemporaneously with the execution hereof (the “Company Disclosure Schedule”), which includes each jurisdiction in which the character of the Company’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. The Company has made available to Breitling a complete and correct copy of its articles of incorporation and bylaws or other formation documents, each as amended to date, and the articles of incorporation and bylaws as made available are in full force and effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws or other formation documents.

(b) Section 3.1(b) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of the Company’s Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 3.1(b) of the Company Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate, limited liability company or limited partnership power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to Breitling a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, each as amended to date, and the articles of incorporation and bylaws (or similar organizational documents) as made available are in full force and effect. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than the Company’s Subsidiaries, the Company does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For purposes of this Agreement, a “Company Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price or futures price of oil or natural gas, (iii) (A) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (B) the announcement of this Agreement, (C) the pendency of the consummation of the Transactions, or (D) any Legal Proceeding arising out of or in connection with this Agreement or the Transactions, (iv) compliance with the terms of this Agreement, (v) any adverse change in the market price or trading volume of the Common Shares after the date hereof; provided, that the underlying cause of any such change may be taken into consideration in making such determination, (vi) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (vii) actions or inactions specifically permitted by a prior written waiver by Breitling of performance by the Company of any of its obligations under this Agreement, (viii) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (ix) the termination after the date of this Agreement of any Company Employee’s, consultant’s or independent contractor’s employment by, or independent contractor or consultant relationship with, the Company or any of its Subsidiaries, or any notice thereof, other than as a result of any breach by the Company or any of its Subsidiaries of the terms of this Agreement, (x) (A) the taking of any action outside the ordinary course of business required by this Agreement, or (B) the failure to take any action prohibited by this Agreement, (xi) the failure of the Company or any Subsidiary to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 3.4(c) of the Company Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (xii) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, and the consummation of the Transactions, including, as a result of the Company’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers, Company Employees or consultants under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement; provided that if any of the foregoing clauses (i) through (xii) constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in clauses (vii), (x) and (xii)) may be taken into account in the determination of a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 Common Shares, and 25,000,000 shares of preferred stock of the Company, par value $.0001 per share. As of the date hereof, the Company has (i) 37,020,542 Common Shares issued and outstanding, (ii) no Common Shares in treasury, (iii) no shares of preferred stock outstanding, (iv) warrants to purchase 907,666 Common Shares outstanding, (v) no outstanding stock options to acquire Common Shares under any stock option plans or agreements of the Company, and (v) no outstanding debt convertible into Common Shares, and such securities are set forth in Section 3.2(a) of the Company Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with the Company’s stockholders, whether together or as a separate class, on any matters on which the Company’s stockholders may vote. All the outstanding Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, calls or other contracts, commitments, understandings or arrangements (including “rights plans” or “poison pills”) obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class or any other awards the payment or value of which is determined based on the value of shares of the Company’s capital stock. There are no agreements, arrangements or other understandings to which the Company is a party with respect to the right to vote any shares of capital stock of the Company.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding equity interests of each Company Subsidiary free and clear of all Liens, all of the equity interests of each Company Subsidiary are validly issued, fully paid and nonassessable, there are no irrevocable proxies with respect to any such equity interests, and no equity interests of any Company Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue additional equity interests of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such equity interests.

Section 3.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance of this

Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute valid and binding obligations of the Company enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

Section 3.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the performance by the Company of its obligations hereunder and thereunder will not:

(a) conflict with any provision of the articles of incorporation or bylaws, as amended, of the Company or the organizational documents of any of its Subsidiaries;

(b) require any consent, waiver, approval, order, authorization or Permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for any applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 3.4(b) of the Company Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (A) result in a Company Material Adverse Effect, (B) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 3.4(c) of the Company Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Company Material Adverse Effect, (ii) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) except as set forth in Section 3.4(c) of the Company Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries;

(e) except as set forth in Section 3.4(c) of the Company Disclosure Schedule, result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of the Company or equity interests of its Subsidiaries under any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound; or

(f) result in any holder of any securities of the Company being entitled to appraisal or dissenters’ similar rights.

Section 3.5 Company SEC Reports.

(a) The Company has filed with the SEC true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it with the SEC since March 31, 2010, under the Securities Act or the Exchange Act (the forms, documents, statements and reports filed with or furnished to the SEC since March 31, 2010, and those filed with or furnished to the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, collectively, the “Company SEC Reports”). As of the respective dates, the Company SEC Reports were filed (or, if any such Company SEC Reports filed prior to the date of this Agreement were amended, as of the date of the last such amendment filed with the SEC at least two business days prior to the date of this Agreement), each Company SEC Report, including any financial statements or schedules included therein, (a) complied or, if filed or furnished to the SEC after the date of this Agreement, will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not or, if filed or furnished to the SEC after the date of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Company SEC Report has occurred that would require the Company to file a Current Report on Form 8-K other than the execution of this Agreement and the Transactions contemplated by this Agreement. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any Company SEC Reports.

(b) The Common Shares are registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to terminate or which to its knowledge is likely to have the effect of terminating the registration of the Common Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. As of the Closing Date, the Common Shares are not excluded from the safe harbor provided by Rule 144 promulgated by the SEC pursuant to the Securities Act (“Rule 144”) because the Company is or has been in the past been a “shell company” as that term is employed in Rule 144(i).

(c) The Common Shares are quoted on the OTC Bulletin Board under the symbol BERX. The Company has not received any written notice that the Common Shares are not eligible nor will become ineligible for quotation on the OTC Bulletin Board nor that the

Common Shares do not meet all requirements for the continuation of such quotation and the Company satisfies all the requirements on issuers for the continued quotation of its Common Shares on the OTC Bulletin Board. The Company is in compliance with all such listing and maintenance requirements.

(d) The Company’s transfer agent (the “Transfer Agent”) is a participant in and the Common Shares are eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email address of the Transfer Agent is set forth on Section 3.5(d) of the Company’s Disclosure Schedule.

(e) The chief executive officer and chief financial officer of the Company have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Company’s SEC filings and other public disclosure and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

Section 3.6 Company Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) filed with the SEC since March 31, 2010 have been GAAP Prepared.

Section 3.7 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (contingent or otherwise) except (a) as reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company included in the Company’s Annual Report on Form 10-K/A for the period ended March 31, 2013, as filed with the SEC on September 30, 2012 (the “2013 Form 10-K”), and any Company SEC Reports filed and publicly available after September 30, 2013, and at least two business days prior to the date of this Agreement, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since March 31, 2013, (c) liabilities that would not have a Company Material Adverse Effect, (d) liabilities not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto and (e) liabilities under this Agreement.

Section 3.8 Absence of Certain Changes. Except as set forth in the financial statements in the Company’s 2013 Form 10-K, as set forth in Section 3.8 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 2012, through the date of this Agreement (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practices, (b) through the date of this Agreement, there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of the Company or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of the Company.

Section 3.9 Taxes. Except as otherwise disclosed in Section 3.9 of the Company Disclosure Schedule and for matters that would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. In particular, the foregoing Tax Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Company Employee, independent contractor, consultant, creditor, stockholder, or other third party.

(c) As of the date of this Agreement, no Audit by a Tax Authority is pending or, to the knowledge of the Company, threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary. To the knowledge of the Company, no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. As of the date of this Agreement, no material deficiency or adjustment for any Taxes has been proposed, asserted, assessed, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent. For purposes of this Agreement, phrases such as “knowledge of the Company” and similar terms mean the current knowledge of any officer of the Company.

(d) Neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, the Company and its Subsidiaries have disclosed, and provided or made available true and complete copies to Breitling of, all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(f) Except as set forth in Section 3.9(f) of the Company Disclosure Schedule, and except for the group of which the Company is currently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(g) The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) None of the Company or any of its Subsidiaries has a liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that also purported or intended to be governed in whole or in part by Code Sections 355 and 361.

(j) Neither the Company nor any Subsidiary has (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011 4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1. To the knowledge of the Company, the Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

Section 3.10 Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding pending or, to the Company’s knowledge, threatened against or directly affecting the Company, any Subsidiaries of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such, nor, to the Company’s knowledge, is there any reasonable basis for any such

Legal Proceeding that would have a Company Material Adverse Effect, if adversely determined. Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any Company Employee, consultant, officer or director of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary, nor, to the knowledge of the Company, is the Company, any Subsidiary or any Company Employee, consultant, officer or director of the Company or any of its Subsidiaries in their capacity as such under investigation by any Governmental Authority. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 3.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.12.

Section 3.11 Employee Benefit Plans; ERISA.

(a) Section 3.11(a)(1) of the Company Disclosure Schedule contains a true and complete list of the individual or group employee or consultant benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”) within six years prior to the Closing (“Company Benefit Plans”), and Section 3.11(a)(2) of the Company Disclosure Schedule lists each individual employment, consulting, severance, retention or similar plan, policy or agreement, written or oral, with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate has any current or future obligation or liability, other than the Company Retention Policy.

(b) With respect to each Company Benefit Plan (except as specified below): (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that would not result in a Company Material Adverse Effect; (iii) neither the Company nor any Company ERISA Affiliate has engaged in, and as of the date of this Agreement the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that would result in a Company Material Adverse Effect; (iv) as of the date of this Agreement, no disputes are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened; (v) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that would result in a Company Material Adverse Effect; (vi) there has been no “reportable event” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit pension plans (if applicable), each Company Benefit Plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Company Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of the Company or a Company ERISA Affiliate.

(c) No Company Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to the Company or a Company ERISA Affiliate in connection with which the Company could be subject to any liability, lien or encumbrance with respect to any Company Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Company ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, no present or former Company Employees or consultants are covered by any employee agreements or plans that provide or will provide severance pay, change of control payments, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any Company Employee or consultants to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code, respectively.

(e) Attached as Section 3.11(e) of the Company Disclosure Schedule is a current list of (i) the present employees of the Company and its Subsidiaries and (ii) persons performing services exclusively or primarily for the Company or its Subsidiaries who are employed by any third party (including without limitation an employment agency, staff leasing company or similar entity) who employs persons who provide services to the Company and its Subsidiaries ((i) and (ii) collectively, the “Company Employees”, and each individually, a “Company Employee”), a list of the Company’s consultants, a copy of the Company’s retention policy (the “Company Retention Policy”), a table which lists the maximum amount of all cash that may be paid to Company Employees or consultants under the Company Retention Policy and any other amount that otherwise may be paid to Company Employees or consultants upon termination of their employment or engagement, as applicable, with the Company or any of its Subsidiaries (including any such termination upon the consummation of the Transactions) or upon the consummation of the Transactions, and a list of Company Employees or consultants with oral or written agreements with the Company or any Subsidiary of the Company or agreements covered by resolution of the Company’s board of directors addressing specific Persons, other than agreements set forth in Section 3.11(a)(2) of the Company Disclosure Schedule.

Section 3.12 Environmental Liability. Except as set forth in Section 3.12 of the Company Disclosure Schedule or as would not result in liabilities that have a Company Material Adverse Effect:

(a) The businesses of the Company and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to the Company’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by the Company for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of the Company, any other communication alleging or concerning any material violation by the Company or any of its Subsidiaries of, or responsibility or liability of the Company or any of its Subsidiaries under, any Environmental Law. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, Legal Proceedings with respect to the businesses or operations of the Company or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does the Company have any knowledge of any fact or condition that could give rise to such a Legal Proceeding.

(d) The Company and its Subsidiaries have obtained and are in compliance in all material respects with all material Permits under all Environmental Laws required for the operation of the businesses of the Company and its Subsidiaries as currently conducted; as of the date of this Agreement there are no pending or, to the knowledge of the Company, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and as of the date of this Agreement the Company does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits.

(e) Without in any way limiting the generality of the foregoing, as of the date of this Agreement (i) to the Company’s knowledge, all offsite locations where the Company or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) As of the date of this Agreement, no claims have been asserted or, to the Company’s knowledge, threatened to be asserted against the Company or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by the Company or its Subsidiaries.

Section 3.13 Compliance with Applicable Laws.

(a) The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither the Company nor any of its Subsidiaries have received any notice as of the date of this Agreement from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety; provided, however, no representation or warranty in this Section 3.13 is made with respect to Taxes, which are covered exclusively in Section 3.8, Employee Benefit Plans or ERISA matters, which are covered exclusively in Section 3.10, Environmental Laws, which are covered exclusively in Section 3.12, or labor matters or employee matters, which are covered exclusively in Section 3.15.

(b) Neither the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, any director, officer, agent, Company Employee, consultant or other Person acting on behalf of the Company or any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 3.14 Insurance. Section 3.14 of the Company Disclosure Schedule lists each insurance policy of the Company and its Subsidiaries currently in effect. The Company has made available to Breitling a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Company Material Adverse Effect. Section 3.14 of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or its Subsidiaries. To the Company’s knowledge, the insurance policies listed in Section 3.14 of the Company Disclosure Schedule include all policies which are required in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted by applicable laws and all agreements relating to the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending as of the date of this Agreement under any of the Company’s or its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.15 Labor Matters; Employees.

(a) Except as set forth in Section 3.15 of the Company Disclosure Schedule, (i) as of the date of this Agreement, there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to any Company Employee, (iii) none of the Company Employees is represented by any labor organization and none of the Company or any of its Subsidiaries has any knowledge of any current union organizing activities among the Company Employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) as of the date of this Agreement there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) as of the date of this Agreement there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, (vii) as of the date of this Agreement neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the WARN Act, none of the Company or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would have a Company Material Adverse Effect.

Section 3.16 Material Contracts.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule or filed as Exhibits (including incorporation by reference) to the 2013 Form 10-K or the Company SEC Reports filed and publicly available after February 29, 2013 and at least two business days prior to the date hereof, neither the Company nor its Subsidiaries is a party to or bound by or otherwise subject to any oral or written contract, lease, indenture, agreement, arrangement or understanding of the following nature excluding any Oil and Gas Lease or Surface Contract, except as follows (“Company Material Contracts”):

(i) evidencing or related to indebtedness for borrowed money, whether directly or indirectly;

(ii) containing any provision or covenant (A)(1) limiting the ability of the Company to (1) sell any products or services of any other Person, (2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (B) limiting the ability of any Person to compete with or to provide products or services to the Company;

(iii) that contains a “change in control” or similar provision pursuant to which the execution and delivery of this Agreement or the consummation of the Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(iv) providing for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the ordinary course of business);

(v) concerning a partnership or joint venture;

(vi) any employment, change of control, severance, retention, consulting or similar plan, policy or agreement;

(vii) containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to hire an individual or group of individuals;

(viii) providing for “earn outs” or other contingent payments by the Company or any of its Subsidiaries;

(ix) confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions by the Company or its Subsidiaries entered into in connection with the consideration by the Company or any of its Subsidiaries of any acquisition of equity interests or assets;

(x) providing rights of indemnification in favor of a director, officer or manager of the Company or any of its Subsidiaries;

(xi) any material Hydrocarbon Sales Agreement under which the Company or any of its Subsidiaries is a seller of Hydrocarbons;

(xii) any material Hydrocarbon Purchase Agreement under which the Company or any of its Subsidiaries is a buyer of Hydrocarbons;

(xiii) to, or containing an agreement to, sell, lease, farmout or otherwise dispose of the Company’s or any of its Subsidiary’s interests in any of the Oil and Gas Interests other than conventional rights of reassignment;

(xiv) providing to any third party any right to cause the Company to effect a registration under the Securities Act of any securities issued by the Company or to otherwise participate in any registration of securities; or

(xv) not entered into in the ordinary course of business in which the amount involved is in excess of $10,000.

(b) All Company Material Contracts are the valid and legally binding obligations of the Company and, to the knowledge of the Company, each of the other parties thereto and are enforceable in accordance with their respective terms subject to the Enforceability Exception. Neither the Company nor any of its Subsidiaries is in material breach or default with respect to, and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise. Neither the Company nor any of its Subsidiaries has, and as of the date of this Agreement, no party to any Company Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no Company Material Contract contains any provision that prevents the Company or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of the Company and its Subsidiaries in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 3.16(c) of the Company Disclosure Schedule, (i) there are no outstanding calls for payments in excess of $10,000 that are due from the Company or its Subsidiaries or that the Company or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to Oil and Gas Interests which the Company or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of the Company and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of the Company and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under Oil and Gas Leases of the Company and its Subsidiaries and as may otherwise be provided by applicable law).

Section 3.17 Board Action. On or prior to the date of this Agreement, the board of directors of the Company has (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the holders of the Company’s capital stock, and (ii) approved and declared advisable this Agreement, the issuance of Common Shares to Breitling as a result of the Transactions, and the Transactions.

Section 3.18 Intellectual Property. The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, no Person has notified either the Company or any of its Subsidiaries in writing and the Company does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that would have a Company Material Adverse Effect, and, to the Company’s knowledge, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. As of the date of this Agreement, no claims are pending or, to the Company’s knowledge, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

Section 3.19 Hedging. Section 3.19 of the Company Disclosure Schedule sets forth for the periods shown the obligations of the Company and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 3.19 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates or securities.

Section 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by the Company or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.21 Takeover Laws and Rights Plans. No “fair price,” “moratorium,” “control share,” “business combination” or other anti-takeover statutes or regulations enacted under state or federal laws (collectively, “Anti-Takeover Laws”) are applicable to the Company, the Transactions or Breitling as acquirer of the Common Shares, as applicable. The Company is not an “issuing corporation” for purposes of Nevada Revised Statutes (“NRS”) 78.3788 and, as a result, the provisions of Sections 78.378 to 78.3793, inclusive, of the NRS (the “Acquisition of Controlling Interest Statutes”) are inapplicable to this Agreement and the transactions contemplated hereby. The board of directors of the Company has taken all action necessary to render the provisions of Sections 78.411 to 78.444, inclusive, of the NRS (the “Combinations with Interested Stockholders Statutes”) inapplicable to this Agreement and the other transactions contemplated by this Agreement.

Section 3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no employee, officer, director, manager, or stockholder of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any material property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v), owns any direct or indirect interest of any kind in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company. No Related Person shall be entitled to any payment, based upon a change of control or otherwise, as a result of the consummation of the Transactions.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Expenses.

(a) Breitling shall bear and timely pay all Expenses incurred by Breitling and the Company shall bear and timely pay all Expenses incurred by the Company and its Subsidiaries.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside legal counsel, accountants, auditors, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements, and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

Section 4.2 Publicity. Neither the Company, Breitling, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement or public statement (including any statements to stockholders of the Company) with respect to the Transactions without the prior consultation of the other parties, and shall not issue any such press release or make any such announcement or public statement (including any statements to stockholders of the Company) without the consent of the other parties, except as may be reasonably determined to be required by applicable law, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

Section 4.3 Filings. Each party shall make all filings such party is required to make with any Governmental Authority in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

Section 4.4 Consents. Each of the Company and Breitling shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder; provided, however, that in no event shall any party or its Subsidiaries be required to pay, and without Breitling’s prior consent the Company and its Subsidiaries shall not pay, any fee, penalties or other consideration to any third party under any agreement to obtain any consent or approval required for the consummation of the Transactions.

Section 4.5 Company Board of Directors.

As of the date of this Agreement, all of the existing directors of the Company have executed and delivered to the Company an irrevocable resignation, in the form of Exhibit C hereto (a “Resignation”), of their position as a director effective as of the expiration of the ten-day period (the “Waiting Period”) following the later of (i) the filing of a Schedule 14f-1 (the “Schedule 14f-1”) disclosing the appointment of new directors to the Company’s board of directors and (ii) the mailing by the Company to its stockholders of the Schedule 14f-1. After the Closing but prior to the end of the Waiting Period, the Company’s board of directors shall appoint Chris Faulkner Jonathan Huberman, Richard Mourglia, Jeremy Wagers and Chris Williford as members of the Company’s board of directors. Immediately following the Waiting Period, the Company’s board of directors shall consist solely of Chris Faulkner Jonathan Huberman, Richard Mourglia, Jeremy Wagers and Chris Williford. On the Closing Date, the board of directors of each Subsidiary of the Company shall consist solely of Chris Faulkner Jonathan Huberman, Richard Mourglia, Jeremy Wagers and Chris Williford. The Company shall file the Schedule 14f-1 with the SEC and mail the Schedule 14f-1 to stockholders of the Company as soon as practicable following the Closing Date. Except to the extent required by law and the fiduciary duties of the directors of the Company, the Company’s board of directors will not take any action at a meeting of the board of directors or pursuant to a written consent, prior to the expiration of the Waiting Period. In the event that the Company’s board of directors is required by law or fiduciary duty to take any action during the Waiting Period, the board of directors will, unless prohibited by law or fiduciary duty, obtain the consent of Breitling prior to taking such action.

Section 4.6 Tax Reimbursement. If Breitling is required by applicable law to participate in the filing of a combined or consolidated group Tax Return after the Closing Date, and if Breitling pays the Tax liability due in connection with such combined or consolidated Tax Return, the Company shall promptly reimburse Breitling for the Tax paid on behalf of Breitling as a combined or consolidated group member. The Tax paid on behalf of Breitling shall be equal to the Tax that Breitling would have paid if it had computed its Tax liability for the period covered by such Tax Return on a separate entity basis rather than as a member of the combined or consolidated group.

Section 4.7 Name Change. Immediately following the Closing, the Company’s board of directors shall authorize the change in the name of the Company to “Breitling Energy Corporation” and shall recommend to the Company’s stock holders that they approve a certificate of amendment to the Company’s articles of incorporation implementing such name change. Immediately following the Closing, the Company’s board of directors shall recommend to the Company’s stockholders that the stockholders authorize the board of directors to file, at its discretion, a possible future certificate of amendment to the Company’s articles of incorporation to effect a reverse stock split of the Common Shares (the “Reverse Split”) at a ratio to be fixed within a range of one share for each two Common Shares to one share for each 100 Common Shares (the “Reverse Split Range”), with the exact ratio within the Reverse Split Range and timing of such Reverse Split, if any, to be set at the discretion of the board of directors at any time prior to June 30, 2014 .

ARTICLE V

SURVIVAL AND INDEMNIFICATION

Section 5.1 Indemnification by the Company. The Company shall indemnify and hold harmless Breitling and the direct and indirect owners of Breitling to whom Breitling will distribute Common Shares following the Closing (the “Stockholders” and collectively with Breitling, the “Breitling Indemnified Parties”), and shall reimburse the Breitling Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of the Company in this Agreement, (b) any failure by the Company to perform or comply in any material respect with any covenant or agreement in this Agreement, or (c) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company, or the actions of the Company or any holder of the Common Shares prior to the Closing.

Section 5.2 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Company contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years (the “Claims Deadline”). The representations and warranties of Breitling contained in this Agreement shall not survive the Closing

Section 5.3 Payment and Scope of Liability. The aggregate liability of the Company to the Breitling Indemnified Parties under this Agreement from to the Closing shall be payable only through the issuance of additional Common Shares pursuant to Section 5.5, and only if the aggregate claims for Damages exceed $25,000. Once Breitling has distributed the Common Shares to the Stockholders, the Breitling Indemnified Parties shall refer only to the Stockholders.

Section 5.4 Notice of Claims.

(a) If, at any time on or prior to the Claims Deadline, any of the Breitling Indemnified Parties shall assert a claim for indemnification pursuant to Section 5.1, such Breitling Indemnified Party shall submit to the Company a written claim in good faith signed by an authorized officer of Breitling or other Breitling Indemnified Party, as applicable, stating (i) that a Breitling Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred, the number of additional Common Shares to which the Breitling Indemnified Parties are entitled to with respect to such Damages, which shall be determined as provided in Section 5.5 below. If the claim is for Damages which the Breitling Indemnified Parties reasonably believe may be incurred or are otherwise un-liquidated, the written claim of the applicable Breitling Indemnified Party shall state the reasonable estimate of such Damages, in which event a claim shall be deemed to have been asserted under this Article V in the amount of such estimated Damages, but no distribution of additional Common Shares to the Breitling Indemnified Persons pursuant to Section 5.5 below shall be made until such Damages have actually been incurred.

(b) In the event that any action, suit or proceeding is brought against any Breitling Indemnified Party with respect to which the Company may have liability under this Article V, the Company shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Breitling Indemnified Party; provided, however, that a Breitling Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by the Company, if representation of the Breitling Indemnified Party by counsel retained by the Company would be inappropriate because of actual or potential differing interests between the Company and the Breitling Indemnified Party. In connection with any action, suit or proceeding subject to Article V, the Company and each Breitling Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. The Company shall not, without the prior written consent of the applicable Breitling Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Breitling Indemnified Party for any liability arising out of such claim or demand.

Section 5.5 Payment of Damages. In the event that the Breitling Indemnified Parties shall be entitled to indemnification pursuant to this Article V for actual Damages incurred by them, the Company shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Breitling Indemnified Persons that number of additional Common Shares in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Fair Market Value per Common Share as of the date (the “Determination Date”) of the submission of the notice of claim to Company pursuant to Section 5.4. Such Common Shares shall be issued to the Stockholders pro rata, in proportion to the number of Common Shares distributed to the Stockholders by Breitling. For purposes of this Section 5.5, “Fair Market Value” shall mean, with respect to a Common Share on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted on the OTC Bulletin Board or such other market on which the Common Shares are then listed for trading or quoted, or (b) if, in the reasonable judgment of the board of directors of the Company, the OTC Bulletin Board is no longer the principal United States market for the Common Shares, then as quoted on the principal United States market for the Common Shares as determined by the board of directors of the Company, or (c) if, in the reasonable judgment of the board of directors of the Company, there exists no principal United States market for the Common Shares, then as reasonably determined in good faith by the board of directors of the Company.

Section 5.6 Survival of Covenants and Agreements. The covenants and agreements of the parties shall not survive the Closing, except for those covenants and agreements that by their terms apply, or that are to be performed in whole or in part, after the Closing shall survive the Closing.

ARTICLE VI

EMPLOYEES

Section 6.1 Employment.

(a) At the Closing, the Company shall deliver, in writing, an offer of employment (on an “at will” basis) to those of the Breitling Employees that it desires to hire to commence such employment immediately upon the Closing Date. Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable laws, on and after the Closing Date, the Company shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b) As of the Closing Date, or as soon as administratively feasible thereafter, and for a period of at least one year following the Closing Date, the Company shall make available to the Transferred Employees and their eligible spouses and dependents, as applicable, employee benefits that are substantially similar in the aggregate to the benefits provided to the Transferred Employees prior to Closing Date. Transferred Employees shall be granted credit for their service with Breitling for any eligibility waiting period under any welfare plan and Section 401(k) plan sponsored by the Company. Furthermore, Transferred Employees shall be granted credit for their service with Breitling for any vesting provisions under the Section 401(k) plan sponsored by the Company.

(c) Breitling and each ERISA Affiliate that, prior to the Closing Date, sponsored a group health plan (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) which provides welfare benefits to any Breitling Employee will either (i) maintain such group health plan after the Closing Date, or (ii) in the event that Breitling does not maintain such group health plan after the Closing Date, Breitling will maintain responsibility for administering COBRA continuation coverage for the Breitling Employees, including Transferred Employees, electing COBRA continuation coverage. Breitling acknowledges and agrees that the Company shall have no obligation to provide continuation coverage under COBRA or any state health care continuation coverage law with respect to any individual who either prior to or after the Closing Date was covered under any group health plan contributed to or maintained by Breitling. Breitling further agrees and acknowledges that Breitling shall be solely responsible for compliance with all requirements under COBRA with respect to all Breitling Employees, including Transferred Employees, and their beneficiaries, both prior to and after the Closing Date. Breitling shall give all notices and provide continuation coverage in connection with the Transactions required by COBRA and the Health Insurance Portability and Accountability Act and any other applicable law prior to the Closing Date or in a timely manner thereafter.

Section 6.2 Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) the Company and Breitling shall report on a predecessor/successor basis as set forth therein, (ii) Breitling will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) the Company will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Company that includes the Closing Date, excluding the portion of such year that such Employee was employed by Breitling.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To the Company:

Bering Exploration, Inc.

710 North Post Oak, Suite 410

Houston, Texas 77024

Attn: J. Leonard Ivins, CEO

With a copy (which shall not constitute notice) to:

To Breitling:

Breitling Oil and Gas Corporation

1910 Pacific Avenue, Suite 7000

Dallas, Texas 75201

Attention: Chris Faulkner, Chief Executive Officer

With copies (which shall not constitute notice) to each of:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention: Bill Nelson

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 7.2 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

Section 7.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

Section 7.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

Section 7.6 Entire Agreement. This Agreement, all documents contemplated herein or required hereby, and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

Section 7.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Texas, without reference to rules relating to conflicts of law, except that the corporate laws of the State of Nevada shall govern the internal operations of the Company.

Section 7.8 Submission to Jurisdiction. Each party to this Agreement submits to the exclusive jurisdiction of the court of the State of Texas in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court except for the enforcement of judgments referred to in the next sentence. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity in any court having jurisdiction over the party. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 7.9 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 7.10 No Third Party Beneficiaries. No Person other than the parties to this Agreement is an intended beneficiary of this Agreement or any portion hereof.

Section 7.11 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Breitling Disclosure Schedule and the Company Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Breitling Material Adverse Effect or a Company Material Adverse Effect, as applicable.

Section 7.12 Amendments and Supplements. This Agreement may be amended or supplemented in writing by the Company and Breitling with respect to any of the terms contained in this Agreement, except as otherwise provided by law.

Section 7.13 Extensions, Waivers, Etc. No failure or delay by the Company or Breitling in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.14 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES.

Section 7.15 Authorship; Representation by Counsel. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.

Section 7.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.17 Rules of Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.

Section 7.18 No Other Representations or Warranties.

(a) THE COMPANY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH IN ARTICLE II, NEITHER BREITLING NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF BREITLING, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND (ii) THE COMPANY SHALL ONLY BE ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN ARTICLE II OF THIS AGREEMENT. IN CONNECTION WITH THE COMPANY’S INVESTIGATION OF BREITLING AND ITS BUSINESSES AND OPERATIONS, THE COMPANY AND ITS REPRESENTATIVES HAVE RECEIVED FROM BREITLING OR ITS REPRESENTATIVES CERTAIN PROJECTIONS AND OTHER FORECASTS FOR BREITLING AND CERTAIN ESTIMATES, PLANS AND BUDGET INFORMATION. THE COMPANY ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS, ESTIMATES, PLANS AND BUDGETS; THAT THE COMPANY IS FULLY RESPONSIBLE FOR MAKING ITS OWN EVALUATION OF BREITLING INCLUDING AS TO THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO THEM OR THEIR REPRESENTATIVES, AND THAT BREITLING DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS.

(b) BREITLING ACKNOWLEDGES AND AGREES THAT (A) EXCEPT AS SET FORTH IN ARTICLE III, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND (B) BREITLING SHALL ONLY BE ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN ARTICLE III OF THIS AGREEMENT. IN CONNECTION WITH BREITLING’ INVESTIGATION OF THE COMPANY AND ITS BUSINESSES AND OPERATIONS, BREITLING AND ITS REPRESENTATIVES HAVE RECEIVED FROM THE COMPANY OR ITS REPRESENTATIVES CERTAIN PROJECTIONS AND OTHER FORECASTS FOR THE COMPANY AND CERTAIN ESTIMATES, PLANS AND BUDGET INFORMATION. BREITLING ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS, ESTIMATES, PLANS AND BUDGETS; THAT BREITLING IS FULLY RESPONSIBLE FOR MAKING ITS OWN EVALUATION OF THE COMPANY INCLUDING AS TO THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO IT OR ITS REPRESENTATIVES, AND THAT THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BREITLING OIL AND GAS CORPORATION		BERING EXPLORATION, INC.

By:	/s/ Chris Faulkner	By:	/s/ J. Leonard Ivins
Chris Faulkner, President		J. Leonard Ivins, Chief Executive Officer

BREITLING ROYALTIES CORPORATION

By:	/s/ Chris Faulkner
Chris Faulkner, President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

BY AND AMONG

BERING EXPLORATION, INC., BREITLING OIL AND GAS CORPORATION AND BREITLING ROYALTIES CORPORATION